As filed with the Securities and Exchange Commission on January 22, 2010

Registration No. 333-144697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MF GLOBAL HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6200	98-0551260
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

MF Global Holdings Ltd. Amended and Restated 2007 Long Term Incentive Plan

MF Global Holdings Ltd. Employee Stock Purchase Plan

(Full Title of Plans)

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurie R. Ferber, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-144697, dated July 19, 2007 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by MF Global Holdings Ltd., a Delaware corporation (“MFG Delaware”), as the successor to MF Global Ltd., a Bermuda company (“MFG Bermuda”). On January 4, 2010, MF Global Ltd. changed its jurisdiction of incorporation from Bermuda to the State of Delaware, as described below (the “Domestication”), and changed its legal name to MF Global Holdings Ltd. Except as modified by this Amendment, MFG Delaware expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company”, “MF Global Ltd.”, the “Registrant”, “we”, “our”, “us” and similar terms mean, as of any time prior to the Domestication, MFG Bermuda and, as of any time after the Domestication, MFG Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.

MFG Bermuda discontinued its existence as a Bermuda exempted company as provided under Section 132G of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation organized in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of MFG Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “MF”.

As a result of the Domestication, holders of common shares of MFG Bermuda became holders of shares of common stock of MFG Delaware. In the Domestication, each of MFG Bermuda’s outstanding common shares were automatically converted by operation of law, on a one-for-one basis, into shares of MFG Delaware’s common stock. Consequently, upon completion of the Domestication, each holder of MFG Bermuda’s common shares held the same number of shares of MFG Delaware’s common stock, representing the same proportional equity interest in MFG Delaware as that shareholder held in MFG Bermuda and representing the corresponding class and series of shares. The number of shares of MFG Delaware’s common stock outstanding immediately after the Domestication was the same as the number of common shares of MFG Bermuda outstanding immediately prior to the Domestication. Pursuant to a Rights Agreement dated as of July 9, 2007, as amended (the “Rights Plan”), between MFG Bermuda and Computershare Trust Company, N.A., as Rights Agent, each share of MFG Delaware’s common stock evidences one common stock purchase right just as each common share of MFG Bermuda evidenced one common share purchase right under the Rights Plan immediately prior to the completion of the Domestication.

In connection with the Domestication, MFG Delaware amended the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan by executing Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan (the “Amended LTIP”) and also amended the MF Global Ltd. Employee Stock Purchase Plan by executing Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan (the “Amended ESPP”). The Amended LTIP and the Amended ESPP are filed as Exhibits 4.5 and 4.6 to this Amendment, respectively, and are hereby incorporated by reference into this Amendment.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in MFG Bermuda’s final prospectus dated December 1, 2009 relating to the Domestication, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on December 1, 2009 (the “Final Prospectus”). The Final Prospectus is part of MFG Bermuda’s registration statement on Form S-4 dated November 30, 2009 (the “Form S-4”), which was filed with the Commission on November 30, 2009 (File No. 333-162892).

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Amendment to the Registration Statement and made a part hereof:

(1) MFG Bermuda’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. See “Special Note Regarding Incorporated Financial Statements and Financial Disclosures” in the Form S-4 for a discussion of material in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 that has been amended and superseded in subsequent filings that are incorporated herein by reference;

(2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009 and September 30, 2009;

(3) The Company’s Current Reports on Form 8-K filed on April 3, 2009, August 7, 2009 and October 5, 2009;

(4) The Company’s Current Report on Form 8-K12G3 filed on January 5, 2010; and

(5) The description of MFG Delaware’s capital stock included in the Final Prospectus under the caption “Description of Capital Stock” therein, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. The Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any its Current Reports on Form 8-K.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment to the Registration Statement.

Item 4.	Description of Securities.

The Company’s common stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of MFG Bermuda, whether taken or omitted prior to our domestication in the State of Delaware, in connection with our discontinuance in Bermuda or our continuance in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate our directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our by-laws also provide that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who serves or served at our request as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of the Company or any of its subsidiaries or affiliates. For purposes of the indemnification described in this paragraph, references to the Company shall include MF Global Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as MF Global Holdings Ltd. and also include any predecessor of the Company and any constituent corporation (including any constituent of a constituent) absorbed by the Company in a consolidation or merger. The Company will remain obligated on any indemnification obligations of MFG Bermuda. arising prior to its domestication in the State of Delaware.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits attached hereto.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of January, 2010.

MF GLOBAL HOLDINGS LTD.

By	/S/ BERNARD W. DAN
Name:	Bernard W. Dan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the indicated capacities on the 22nd day of January, 2010.

Signature	Position

/S/ BERNARD W. DAN Bernard W. Dan	Director and Chief Executive Officer (Principal Executive Officer)

/S/ ALISON J. CARNWATH Alison J. Carnwath	Non-Executive Chairman of the Board of Directors

/S/ J. RANDY MACDONALD J. Randy MacDonald	Chief Financial Officer (Principal Financial Officer)

/S/ HENRI J. STEENKAMP Henri J. Steenkamp	Chief Accounting Officer (Principal Accounting Officer)

/S/ EILEEN S. FUSCO Eileen S. Fusco	Director

/S/ MARTIN GLYNN Martin Glynn	Director

/S/ EDWARD L. GOLDBERG Edward L. Goldberg	Director

/S/ DAVID I. SCHAMIS David I. Schamis	Director

/S/ LAWRENCE M. SCHLOSS Lawrence M. Schloss	Director

/S/ ROBERT S. SLOAN Robert S. Sloan	Director

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation of MF Global Holdings Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

3.2	By-Laws of MF Global Holdings Ltd. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.2	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 of MF Global Ltd.’s Registration Statement on Form F-1, filed on July 6, 2007, relating to MF Global Ltd.’s initial public offering of its common shares, as amended (File No. 333-143395)).

4.3	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of May 20, 2008 (incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 13, 2008 (File No. 001-33590)).

4.4	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of January 4, 2010 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.5	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010.

4.6	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4, 2010.

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.